Exhibit 99.1

AMENDMENT TO SENIOR EXECUTIVE AGREEMENT

                On Assignment, Inc. (“On Assignment”) and Emmett McGrath (“Executive”) hereby desire to modify the terms of the “Senior Executive Agreement” entered into between the parties on July 23, 2004, as renewed and amended on October 16, 2006  (“Employment Agreement”).

Effective as of the date of last signature set forth below, On Assignment and Executive agree to the following modifications to the Agreement:

I.                                         The Company and Executive desire to enter into an agreement pursuant to which Executive will be employed as the President of the Company’s Lab Support Division and Allied Division (collectively the “Division”), on the terms and conditions set forth in the Agreement.  All references in the Agreement to Executive’s title shall be revised to read “President of Lab Support and Allied Divisions.”

II.            The first sentence of section 1. Employment, (a) Services shall be revised to read:

“During the Service Term, Executive, as President of the Company’s Lab Support Division and Allied Division, shall be responsible for the day-to-day operations of the Company’s Lab Support line of business and Allied healthcare line of business and all other duties and responsibilities as may be reasonably assigned to him from time to time by the Company’s Chief Executive Officer (“CEO”) or Chief Operating Officer (the “COO”).”

III.                                 Section 1(b)(i) Salary and Bonus shall be revised to read as follows:

“During the Service Term, the Company will pay Executive a base salary (the “Annual Base Salary”) as the Board (or Compensation Committee thereof) may designate from time to time, at the rate of not less than $200,000 per annum; provided, however, that the Annual Base Salary for fiscal year 2008 shall be $310,000 and shall be subject to review annually (at the end of each fiscal year of the Company) by the Board (or Compensation Committee thereof) for upward increases thereto.  Commencing with fiscal year 2009, Executive shall be eligible to receive an annual bonus in an amount of up to 100% of Executive’s Annual Base Salary for such fiscal year, as determined by the Compensation Committee of the Board based upon the following:  at the beginning of each fiscal year of the Company that commences during the Service Term, the CEO and Executive shall cooperate with each other in good faith to determine plan targets (the “Financial Targets”), which shall be a combination of targets for revenue, gross profit and operating margin of the Company’s Lab Support Division and Allied Division operations.  The Financial Targets shall be subject to approval by the Compensation Committee of the Board.  Executive shall be entitled to a bonus of up to 50% of the Annual Base Salary if the Financial Targets, as approved by the Compensation Committee, are met.  Executive shall be eligible for an additional bonus of up to 50% of the Annual Base Salary (thereby making the total bonus opportunity 100% of the Annual Base Salary), upon over-achievement of Financial Targets and/or accomplishment of key operating objectives determined by the CEO, each as approved by the Compensation Committee.

With respect to fiscal year 2008 only, Executive shall be eligible to earn an annual bonus of up to $278,250 for performance relating to the Lab Support Division, as determined by the Compensation Committee of the Board based upon the following:  at the beginning of fiscal year 2008, the CEO and Executive shall cooperate with each other in good faith to determine plan targets (the “Financial Targets”), which shall be a combination of targets for revenue, gross profit and operating margin of the Company’s Lab Support Division operations.  The Financial Targets shall be subject to approval by the Compensation Committee of the Board.  Executive shall be entitled to a bonus of up to 50% of $278,250 (i.e. $139,125) if the Financial Targets, as approved by the Compensation Committee, are met.  Executive shall be eligible for an additional bonus of up to 50% of $278,250 (thereby making the total bonus opportunity 100% of $278,250), upon over-achievement of the Lab Support Division Financial Targets and/or accomplishment of key operating objectives determined by the CEO, each as approved by the Compensation Committee.  With respect to fiscal year 2008 only, Executive shall be entitled to a guaranteed bonus of $15,000 and shall be eligible to earn an additional annual bonus of up to $35,000 for performance relating to the Allied Division, as determined by the Compensation Committee of the Board based upon the following:  at the beginning of fiscal year 2008, the CEO and Executive shall cooperate with each other in good faith to determine plan targets (the “Financial Targets”), which shall be a combination of targets for revenue, gross profit and operating margin of the Company’s Allied Division operations.  The Financial Targets shall be subject to approval by the Compensation Committee of the Board.  Executive shall be entitled to a bonus of up to 50% of $35,000 (i.e. $17,500) if the Financial Targets, as approved by the Compensation Committee, are met.  Executive shall be eligible for an additional bonus of up to 50% of $35,000 (thereby making the total bonus opportunity 100% of $35,000), upon over-achievement of the Allied Division Financial Targets and/or accomplishment of key operating objectives determined by the CEO, each as approved by the Compensation Committee.”

IV.                                 Section 1(b)(iii)(A)(1) shall be added to read as follows:

“On January 2, 2008, (the “Grant Date”) Executive shall receive a non-qualified stock option grant for the purchase of 15,000 shares of the common stock of the Company (the “Common Stock”).  Such option shall (i) have an exercise price of the fair market value of the Common Stock on the grant date, (as determined in accordance with the Company’s Restated 1987 Stock Option Plan, as amended and restated April 7, 2006) (the “Stock Plan”); (ii) vest in equal, consecutive, monthly installments over a four-year period, commencing one month following the Grant Date (subject to accelerated vesting upon a change of control or permanent disability to the extent permitted by the Stock Plan); and (iii) expire not later than the tenth anniversary of the Grant Date.”

V.                                     Section 1(b)(iii)(A)(2) shall be added to read as follows:

“On January 2, 2008, (the “Grant Date”) Executive shall receive a grant of Restricted Stock Units (“RSU’s”), each representing the right to receive one share of Company common stock upon vesting.   The dollar value of the RSU grant shall be $50,000 (the “RSU Dollar Value”).  The number of RSU’s comprising Executive’s award will be determined by dividing the RSU Dollar Value by the fair market value (as that term is defined in Company’s Stock Plan) of a share of the Company’s common stock on the grant date.   Such option shall (i) vest in three equal, consecutive, annual installments, commencing one year following the Grant Date (subject to accelerated vesting upon a change of control or permanent disability to the extent permitted by the Stock Plan); and (ii) expire not later than the tenth anniversary of the Grant Date.”

[Signature page to follow]

It is understood and agreed that except as specifically modified herein, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

On Assignment, Inc.	Emmett McGrath

/s/ Peter T. Dameris	/s/ Emmett McGrath
Peter T. Dameris	Emmett McGrath
President & Chief Executive Officer	President of Lab Support & Allied Divisions